EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of Carrington Laboratories, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Carrington Laboratories, Inc. on Form S-8 (File No. 333-148822, File No. 333-118303, File No. 333-118304, File No. 333-89760, File No. 333-69372, File No. 33-64403, File No. 33-64405, File No. 33-64407, File No. 33-55920, File No. 33-50430, File No. 33-42002, File No. 33-36041, File No. 333-17177 and File No. 33-22849), Form S-3 (File No. 333-131735, File No. 33-60833 and File No. 33-57360) and Form S-1 (File No. 333-145909).

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
March 28, 2008